RESOLUTIONS
                        COMPENSATION AND MANAGEMENT
                       DEVELOPMENT COMMITTEE OF THE
                            BOARD OF DIRECTORS
                                ECHLIN INC.

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      H. Pension Plan for Echlin Inc. Employees

RESOLVED, that the Pension Plan for Echlin Inc. Employees be, and the same is, hereby amended effective April 17, 1998, in the following respects:

         1. Section 1.20(d), is amended to read, in its entirety, as follows:

         d) Hours of Service shall include an equivalent number of hours for which a severance payment is made under a severance agreement or severance pay plan sponsored by the Company or any member of the Controlled Group. Hours of Service shall be credited for each period such severance payment is made; except that, if such severance payment is expressed as a lump sum, the period credited for Hours of Service shall be that period from which such lump sum payment was calculated if, and only if, such period is ascertainable and is two years or less. 190 Hours of Service shall be credited for each full or partial month of severance as if such Employee's termination occurred upon the completion of the period of severance.

         2.    Section 6.5, is amended to read, in its entirety, as follows:

         Section 6.5  Vesting Upon a Change In Control

         If there is an event constituting a Change In Control (as hereinafter defined) of the Company, Participants in the Plan on the date of such Change In Control shall, as of such date, satisfy the Vesting Requirements.

         For purposes of this Section 6.5, an event constituting a "Change In Control" shall occur when (and only when) the Company obtains actual knowledge that: (a) any person within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), other than the Company or any of its subsidiaries, has become the beneficial owner, within the meaning of Rule 13d-3 under the 1934 Act, of thirty percent (30%) or more of the combined voting power of the Company's then outstanding voting securities; or (b) a tender offer or exchange offer, other than an offer the Company, has expired, pursuant to which twenty percent (20%) or more of the combined voting power of the Company's then outstanding shares of common stock have been purchased; or (c) the stockholders of the Company have approved an agreement to merge or consolidate with or into another corporation and the Company is not the surviving corporation or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including a plan of liquidation); or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by the Company's stockholders of each new director was approved by a vote of at least two-thirds ((2)/(3)) of the directors then still in office who were directors at the beginning of the period, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or "person" other than the Board of Directors of the Company; provided that, with respect to an event described in clauses (a), (b) or (c), above, such event shall only constitute a Change In Control if, and at such time as, the Board of Directors of the Company declares, in its sole discretion, that the event qualifies or will qualify as a Change In Control.

         3. Any provision of the aforesaid Plan inconsistent with the foregoing changes is hereby amended to be consistent with such changes;

G.    Incentive and Savings Investment Plan

RESOLVED, that the Incentive and Savings Investment Plan of the Company be, and the same is, hereby amended effective April 17, 1998, in the following respects:

         1.    Section 6.5, is amended to read, in its entirety, as follows:

         Section 6.5 Vesting Upon a Change In Control.

               If there is an event constituting a Change In Control (as hereinafter defined) of the Company, Participants in this Plan on the date of such Change In Control shall, as of such date, be fully Vested in the Participants' Accounts.

                An event constituting a "Change In Control" shall occur when
               (and only when) the Company obtains actual knowledge that: (a) any person within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), other than the Company or any of its subsidiaries, has become the beneficial owner, within the meaning of Rule 13d-3 under the 1934 Act, of thirty percent (30%) or more of the combined voting power of the Company's then outstanding voting securities; or (b) a tender offer or exchange offer, other than an offer by the Company, has expired, pursuant to which twenty percent (20%) or more of the combined voting power of the Company's then outstanding shares of common stock have been purchased; or (c) the stockholders of the Company have approved an agreement to merge or consolidate with or into another corporation and the Company is not the surviving corporation or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including a plan of liquidation); or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by the Company's stockholders of each new director was approved by a vote of at least two-thirds ((2)/(3)) of the directors then still in office who were directors at the beginning of the period, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or "person" other than the Board of Directors of the Company; provided that, with respect to an event described in clauses (a), (b) or (c), above, such event shall only constitute a Change In Control if, and at such time as, the Board of Directors of the Company declares, in its sole discretion, that the event qualifies or will qualify as a Change In Control.

         2. Any provision of the aforesaid Plan inconsistent with the foregoing change is hereby amended to be consistent with such change; and

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